EXHIBIT NO. 10.23

As of May 28, 2003


Prime Group Realty, L.P.
c/o Prime Group Realty Trust
77 West Wacker Drive
Suite 3900
Chicago, Illinois  60601

Gentlemen:

            Reference is made to the loan in the original principal amount of $195,000,000 (the "Loan") made by the undersigned to 330 N. Wabash Avenue, L.L.C. ("Borrower") pursuant to that certain loan agreement dated as of March 10, 2003 made by and between Borrower and the undersigned (as amended, the "Loan Agreement"). All capitalized terms not otherwise defined herein shall have the meanings provided in the Loan Agreement. Concurrently herewith and in accordance of the provisions of the Loan Agreement, Lender exercised the Mezzanine Option, thereby creating a Mortgage Loan in the principal amount of $130,211, 771 and a Mezzanine Loan in the principal amount of $64,788,229. You, as guarantor ("Guarantor"), executed and delivered to the undersigned a certain guaranty dated as of March 10, 2003 wherein you guaranteed a portion of the Note in the maximum amount of $4,000,000 (the "Payment Guaranty"). This letter will confirm the agreement of Lender, Borrower and Guarantor that the Payment Guaranty is hereby terminated and of no further force or effect.

Very truly yours,

LEHMAN BROTHERS BANK FSB


By:/s/ Charlene Thomas
   -------------------
   Name: Charlene Thomas
   Title: Vice President